Exhibit 99
HILL-ROM REPORTS FOURTH QUARTER REVENUE GROWTH
OF 14.1 PERCENT TO $424 MILLION AND ADJUSTED
EARNINGS PER FULLY DILUTED SHARE FROM CONTINUING
OPERATIONS OF $0.58, AN INCREASE OF 52.6 PERCENT FROM
THE PRIOR YEAR
•	Fourth quarter constant currency revenue growth of 12.9 percent

•	Full year revenue growth of 11.1 percent (9.0 percent, constant currency) and improving profitability reflects success of strategic initiatives

•	Management reaffirms annual financial guidance for fiscal year 2009
BATESVILLE, Ind., November 10, 2008 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced unaudited financial results for its fiscal fourth quarter ended September 30, 2008—the second quarter of operations following the separation of its former Batesville Casket unit. Results included revenue of $424.3 million, a $52.3 million or 14.1 percent increase from $372.0 million in the prior year comparable period. On a constant currency basis, revenue increased 12.9 percent. Net income from continuing operations was $23.8 million, or $0.38 per fully diluted share—a decline of 2.6 percent. This amount reflects fourth quarter special charges of $20.5 million (pre-tax), or $0.20 per share, related to previously announced streamlining initiatives and efforts to restore growth and improve profitability of our medical equipment management services (“MEMS”) business. Adjusted earnings per fully diluted share from continuing operations were $0.58, an increase of 52.6 percent from the prior year.
For full-year fiscal 2008, revenues and earnings per fully diluted share from continuing operations were $1,507.7 million and $1.07, respectively, compared to $1,356.5 million and $1.13 for full-year fiscal 2007. The company’s 11.1 percent revenue increase reflects balanced growth of both capital sales and rental revenue. On an as adjusted basis, fully diluted earnings per share from continuing operations for the full 2008 fiscal year were $1.40 compared to $1.13 per fully diluted share in 2007, an increase of 23.9 percent. Adjustments made in fiscal year 2008 were related to special charges, a stock modification charge, a loss on the extinguishment of debt, and other separation related costs. During fiscal year 2007, adjustments were related to anti-trust litigation, other special charges, and separation related costs.
On March 31, 2008, Hill-Rom completed the spin-off of its funeral services business operating under the Batesville Casket name. Accordingly, the results of operations of the funeral services business, including certain separation related costs and other income and expenses assigned to the funeral services business, have been presented as discontinued operations for all periods presented in the Condensed Consolidated Statements of Income.
Management Comments
Peter H. Soderberg, president and CEO of Hill-Rom, commented, “Our performance this quarter reflects a strong finish to an important transitional year. Our selective investments in research and development, enhanced sales channels, and manufacturing efficiency are continuing to yield results across the care continuum and around the world. In spite of more pronounced inflationary pressures during the quarter, we saw 190 basis points of gross margin improvement in the year-over-year quarterly period, primarily due to improved rental margins.”
“We anticipate that fiscal year 2009 will bring heightened economic challenges to our customers. While we have not yet experienced moderating customer demand as evidenced by our strong fourth quarter revenue, earnings, and backlog positions, our organic revenue expectations for 2009 reflect a decidedly more cautious outlook. While this lack of certainty is unsettling, Hill-Rom’s compelling technology offerings and disciplined expense control should help mitigate the impact of economic headwinds,” Soderberg continued.
“Our North America Acute Care segment revenue grew nearly nine percent, led by over 40 percent growth in our ICU patient support systems, and over 30 percent growth in our proprietary therapy support system capital and rental products. Our International and Surgical segment revenue once again showed strong growth of 23.0 percent (18.2 percent on a constant currency basis), reflecting continuing market share gains and a particularly strong mid-20 percent sales increase in Europe. Finally, our North America Post-Acute Care segment saw nearly 30 percent growth, reflecting double digit sales gains across all major product categories,” Soderberg continued.

As previously disclosed, Hill-Rom recorded two special charges in the fourth quarter totaling $20.5 million (pre-tax) related to streamlining the organization and improving profitability in our MEMS business. Of this amount, $13.8 million will be non-cash in nature. Annual savings resulting from these specific actions are expected to approximate $18 million, most of which will impact 2009. These savings are reflected in financial guidance.
Commenting on the previously announced acquisition of Liko on October 1, 2008, Soderberg stated, “We have now operated Liko for nearly six weeks, and we continue to be very enthusiastic about the opportunities to enhance patient and caregiver outcomes through the combination of Liko with Hill-Rom. The acquisition, which is expected to be accretive in the first year, is highly consistent with our strategies to expand both our global footprint and presence across the care continuum.”
“We are reaffirming financial guidance introduced at our investor conference early last month. Our outlook anticipates more conservative organic revenue growth reflecting moderation of some customers’ purchasing patterns, recovery of credit markets occurring early in calendar 2009, and recessionary pressures continuing until mid-2009. Nevertheless, we expect margin expansion and productivity initiatives, combined with the accretive Liko acquisition, to produce meaningful operating income and earnings per share growth,” Soderberg concluded.
Other fourth quarter revenue highlights regarding Hill-Rom business segments include:
•	North America Acute Care. Hill-Rom North America Acute Care revenue increased $21.9 million, or 8.7 percent, to $272.5 million. Capital sales increased 7.0 percent, or $14.0 million, due in part to strong customer reaction to our new TotalCare Connect™ ICU bed platform. Our healthcare information technology unit also showed good growth due to the September launch of its new, all digital Navicare ™ NurseCall system.

Rental revenue increased by $7.9 million, or 15.1 percent, during the quarter, due to sharply higher volumes from 2007 product launches in bariatric and wound care products, and the impact of strategic adjustments made to our sales channel implemented over the last fiscal year. Revenues also benefited from prior year rental receivable reserve adjustments which did not repeat in the current year, while lower MEMS revenues partially offset this favorability.

•	International and Surgical. Hill-Rom International and Surgical capital and rental revenue increased $19.3 million, or 23.0 percent, to $103.3 million, principally driven by strong performance in Europe, Asia, and Latin America. Capital sales increased $17.1 million, or 24.1 percent. Rental revenue was also higher by $2.2 million, or 17.1 percent. Our surgical unit, Allen Medical, recorded continued mid-teens growth driven primarily by the acceptance of new products.

•	North America Post-Acute Care. Hill-Rom North America Post-Acute Care revenue increased $11.5 million, or 29.6 percent, to $50.3 million. Capital sales revenue increased by $2.0 million, or 24.0 percent, primarily due to sales channel initiatives and new product sales. Rental revenue increased $9.5 million, or 31.1 percent, primarily related to increased activity associated with our home care rentals and respiratory care, and prior year rental receivable reserve adjustments which did not repeat in the current year.
Other Fourth Quarter Financial and Operational Highlights
Gross Profit and Operating Expenses:
•	Hill-Rom gross profit grew $30.2 million, or 18.9 percent. Rental gross profit grew by 37.5 percent and associated gross margin improved 660 basis points, due primarily to increased revenue, the leveraging of our field service network, and the impact of the prior year receivable reserve adjustments outlined above. Capital gross profit grew by 11.7 percent, and gross margin was flat versus the prior year as improvement in product mix on capital margins was offset by unfavorable geographic mix and inflationary pressures. Consolidated gross margin increased 190 basis points to 44.7 percent.

•	Operating expense growth moderated significantly and was considerably lower than sales growth. Operating expenses grew 6.1 percent or $7.7 million. Most of the expense growth was attributable to our strategic initiatives related to sales channel expansion and product launch spending (up 8.8 percent) offset by reductions or slower growth in other areas resulting from expense control initiatives.

Other:
•	On October 2, 2008, the Company announced the acquisition of Liko for approximately $183 million. Liko, based in Lulea, Sweden, is a leading supplier and developer of lifts and slings that facilitate the safe movement and transfer of patients around the world and across the care continuum. The acquisition is consistent with the previously disclosed strategy for growth and expansion via highly selective acquisitions. The transaction is expected to be slightly accretive to Hill-Rom’s GAAP earnings per share in 2009 and increasingly accretive thereafter.

•	Cash flow from operations was $43.3 million for the fourth quarter, down $45.2 million from the prior year comparable period. Of this decline, $35.2 million relates to prior year cash flows from the former funeral services business while the remainder relates primarily to movements in working capital, including higher receivables associated with strong fourth quarter revenues. Full year cash flow from operations was $270.5 million, down $14.8 million, or 5.2 percent from the prior year, but up over 40 percent after taking into account the current and prior year cash flows from the funeral services business of $56.8 million and $136.2 million, respectively.

•	Income tax expense in the fourth quarter includes discrete period tax benefits of $1.5 million, or $0.02 per fully diluted share, pertaining to various tax matters resolved during the quarter. The prior year period included a lesser amount of discrete tax benefits.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, summary balance sheet information, and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Annual Report on Form 10-K for the year ended September 30, 2008, which will be filed later this month.
Financial Guidance Summary For 2009
Management reaffirmed full year 2009 guidance initially provided on October 7, 2008 in conjunction with Hill-Rom’s investor conference: Hill-Rom’s consolidated revenue guidance range for fiscal 2009 is expected to be $1.633 — $1.683 billion; earnings per fully diluted share from continuing operations is expected to be $1.40 — $1.64. This guidance includes the results from our Liko acquisition for a full twelve months. Financial guidance in tabular format is included as an attachment.
Hill-Rom Holdings, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. This measure excludes strategic developments, special charges and the impact of significant litigation. Such items may be highly variable, difficult to predict, and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EST, 7 a.m. CST, on Tuesday, November 11, 2008. During the event, management will discuss the results for the fiscal fourth quarter ended September 30, 2008, along with expectations for fiscal 2009. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=61082 and will be archived on the company’s website through November 10, 2009 for those who are unable to listen to the live webcast. A replay of the call is also available through November 18, 2008 at 888-203-1112 (719-457-0820 International). Code 9788491 is needed to access the replay.

ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the recent spin-off of the funeral service business, failure to realize the anticipated benefits of the spin-off, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2007, its Current Report on Form 8-K filed with the SEC on March 17, 2008, and the Annual Report on Form 10-K for the year ended September 30, 2008, which will be filed later this month. The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc.
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

	Full Year		Quarterly Periods
Condensed Statement of Earnings	FY 2008	FY 2007	4Q08	3Q08	2Q08	1Q08	4Q07
Net revenues
Capital sales	$1,044.0	$940.7	$309.3	$249.9	$255.3	$229.5	$276.6
Rental revenues	463.7	415.8	115.0	116.9	119.9	111.9	95.4

Total revenues	1,507.7	1,356.5	424.3	366.8	375.2	341.4	372.0
Cost of revenues
Cost of goods sold	618.6	546.9	181.3	150.5	150.3	136.5	162.0
Rental expenses	219.6	207.1	53.4	55.7	57.6	52.9	50.6

Total cost of revenues	838.2	754.0	234.7	206.2	207.9	189.4	212.6
Gross profit
Capital sales	425.4	393.8	128.0	99.4	105.0	93.0	114.6
Rental revenues	244.1	208.7	61.6	61.2	62.3	59.0	44.8

Total gross profit	669.5	602.5	189.6	160.6	167.3	152.0	159.4
As a percentage of sales	44.4%	44.4%	44.7%	43.8%	44.6%	44.5%	42.8%

Operating expense	543.9	483.0	133.4	137.3	146.9	126.3	125.7
As a percentage of sales	36.1%	35.6%	31.4%	37.4%	39.2%	37.0%	33.8%

Litigation and special (charges)/credits, net	(22.8)	1.4	(20.5)	—	—	(2.3)	1.6

Operating profit	102.8	120.9	35.7	23.3	20.4	23.4	35.3

Other income/(expense), net	(10.5)	(14.7)	(2.9)	(1.3)	(3.5)	(2.8)	(2.2)

Income tax expense (1)	25.2	35.8	9.0	0.5	7.5	8.2	8.7

Income from continuing operations	$67.1	$70.4	$23.8	$21.5	$9.4	$12.4	$24.4

Diluted earnings per share:
Earnings per share from continuing operations	$1.07	$1.13	$0.38	$0.34	$0.15	$0.20	$0.39

Average common shares outstanding — diluted (thousands)	62,590	62,115	62,734	62,655	62,566	62,403	62,393

Dividends per common share	$0.78	$1.14	$0.1025	$0.1025	$0.2850	$0.2850	$0.2850

Consolidated Cash Flows from Operations (2)
Cash flow from operations	$270.5	$285.3	$43.3	$23.0	$84.1	$120.1	$88.5
Less: capital expenditures	(102.6)	(135.2)	(25.3)	(20.6)	(30.7)	(26.0)	(34.6)

Consolidated free cash flow	$167.9	$150.1	$18.0	$2.4	$53.4	$94.1	$53.9

Cash and cash equivalents	$221.7	$81.5	$221.7	$131.2	$145.9	$125.5	$81.5
Investment securities (3)	$44.9	$112.8	$44.9	$46.2	$48.6	$164.3	$112.8

Hill-Rom Capital Expenditures	$98.3	$117.9	$25.3	$20.6	$28.7	$23.7	$27.2
Hill-Rom Depreciation & Amortization	$103.5	$89.0	$28.1	$25.5	$25.5	$24.4	$21.5

(1)	For fiscal year 2008, discrete tax benefits totaled $8.3 million ($0.13 per share), $7.8 million ($0.12 per share) of which was recognized in the third fiscal quarter, principally associated with the release of valuation allowances on foreign tax credit carryforwards and the recognition of certain previously unrecognized tax benefits associated with recently completed tax audits. Discrete period tax adjustments have also been recognized in other quarterly periods, but in much less significant amounts.

(2)	Consolidated cash flow amounts are “as reported” and thus include cash flows from the funeral services business through March 31, 2008.

(3)	Beginning June 30, 2008, investment securities were classified as long term assets on the balance sheet.

Consolidated Results — Highlights
Revenues from Continuing Operations

					Constant
	Q4 2008	Y/Y Foreign	Q4 2008	Q4 2007	Currency
($ In Millions)	Actual	Exchange	Adjusted	Actual	Change

Acute Care	$272.5	$(0.2)	$272.3	$250.6	8.7%
Post Acute Care	50.3	—	50.3	38.8	29.6%
International and Surgical	103.3	(4.0)	99.3	84.0	18.2%
Eliminations	(1.8)	—	(1.8)	(1.4)	28.6%

Total	$424.3	$(4.2)	$420.1	$372.0	12.9%

					Constant
	YTD 2008	Y/Y Foreign	YTD 2008	YTD 2007	Currency
	Actual	Exchange	Adjusted	Actual	Change

Acute Care	$934.7	$(4.8)	$929.9	$883.2	5.3%
Post Acute Care	197.0	—	197.0	172.9	13.9%
International and Surgical	381.4	(24.8)	356.6	304.9	17.0%
Eliminations	(5.4)	—	(5.4)	(4.5)	20.0%

Total	$1,507.7	$(29.6)	$1,478.1	$1,356.5	9.0%

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Income from Continuing Operations - 2008			Income from Continuing Operations - 2007
		Income	Diluted		Income	Diluted
Fourth Quarter	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$32.8	$9.0	$0.38	$33.1	$8.7	$0.39
Adjustments:
Special/Litigation charges (credits)	20.5	8.0	0.20	(1.6)	(0.6)	(0.02)
Separation costs	—	—	—	0.3	—	0.01

Income from continuing operations - Adjusted	$53.3	$17.0	$0.58	$31.8	$8.1	$0.38

	Income from Continuing Operations - 2008			Income from Continuing Operations - 2007
		Income	Diluted		Income	Diluted
Year-to-Date	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$92.3	$25.2	$1.07	$106.2	$35.8	$1.13
Adjustments:
Antitrust litigation	—	—	—	1.2	0.4	0.01
Special charges	22.8	8.9	0.22	(1.4)	(0.3)	(0.02)
Stock modification charge	5.8	2.1	0.06	—	—	—
Loss on extinguishment of debt	3.2	1.2	0.03	—	—	—
Separation costs	1.6	0.4	0.02	0.6	0.1	0.01

Income from continuing operations - Adjusted	$125.7	$37.8	$1.40	$106.6	$36.0	$1.13

Note: Certain per share amounts may not accurately add due to rounding.
Note: Earnings in the above presentation of adjusted income from continuing operations have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For fiscal year 2008, discrete tax benefits totaled $8.3 million ($0.13 per share), $7.8 million ($0.12 per share) of which was recognized in the third fiscal quarter, principally associated with the release of valuation allowances on foreign tax credit carryforwards and the recognition of certain previously unrecognized tax benefits associated with recently completed tax audits. Discrete adjustments in the prior year comparable periods were much less significant.

Selected Summary Balance Sheet Schedule

	9/30/2008	6/30/2008
Assets
Current Assets
Cash and cash equivalents	$221.7	$131.2
Trade accounts receivable, net of allowances	395.1	356.2
Inventories	100.0	113.7
Other current assets	55.5	53.4

Total current assets	772.3	654.5

Equipment leased to others, net	171.4	190.2
Property, net	125.4	125.6
Other assets	620.8	629.2

Total Assets	$1,689.9	$1,599.5

Liabilities
Current Liabilities
Trade accounts payable	$99.4	$89.8
Short-term borrowings	122.6	33.7
Other current liabilities	172.7	169.2

Total current liabilities	394.7	292.7

Long-term debt	100.2	100.6
Other long-term liabilities	112.4	128.6

Total Liabilities	607.3	521.9

Shareholders’ Equity	1,082.6	1,077.6

Total Liabilities and Shareholders’ Equity	$1,689.9	$1,599.5

Financial Guidance for Fiscal Year 2009

	Adjusted	2009 Range
($ in millions, except EPS)	2008	Low	High

Net Revenues
Capital sales	$1,044	$1,159	$1,194
Rental revenues	464	474	489

Total revenues	1,508	1,633	1,683
YoY % Change	11.1%	8.3%	11.6%

Capital sales gross margin %	40.7%	42.1%	43.5%
Rental revenues gross margin %	52.6%	51.9%	53.0%
Total gross margin %	44.4%	45.0%	46.3%

Operating Expenses (1)	537	591	610

Operating Income (1)	133	143	169

Tax Rate (2)	27.3%	34.0%	34.0%

Income from Continuing Operations (1)	$88	$88	$104

Earnings per share	$1.07	$1.40	$1.64
Earnings per share — Adjusted (1) (2) (3)	$1.40	$1.40	$1.64

(1)	2008 adjusted results exclude from the applicable line items special charges recognized in Q1 and Q4 2008, as well as one time charges incurred in Q2 2008 for an equity award modification, debt extinguishment, and other costs related to the spin-off of the funeral services business. See Non-GAAP Financial Disclosures and Reconciliations presented earlier.

(2)	Tax rate includes all discrete period tax benefits recognized for fiscal year 2008. 2009 tax rate does not reflect any future discrete period tax items which may be recognized.

(3)	Earnings per share — Adjusted in the above presentation for fiscal 2008 have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For fiscal year 2008, discrete tax benefits totaled $8.3 million ($0.13 per share), $7.8 million ($0.12 per share) of which was recognized in the third fiscal quarter, principally associated with the release of valuation allowances on foreign tax credit carryforwards and the recognition of certain previously unrecognized tax benefits associated with recently completed tax audits.